UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2007

NEKTAR THERAPEUTICS

(Exact name of Registrant as specified in its charter)

Delaware	0-24006	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Industrial Road

San Carlos, California 94070

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On February 20, 2007, the independent members of the Board of Directors of Nektar Therapeutics (the “Company”) awarded Robert B. Chess, the Chairman of the Board and former acting President and Chief Executive Officer, a special bonus of $317,000. The bonus award is in recognition of Mr. Chess’s willingness to put aside other personal priorities and opportunities to serve as the Company’s acting President and Chief Executive Officer during 2006 for a much longer period of time than originally anticipated. Mr. Chess provided outstanding leadership for the Company in 2006, a year in which the Company successfully ramped up Exubera manufacturing to commercial scale and made advances in its proprietary and partner research and development programs. Mr. Chess also played a key role in the critical transition period from the retirement of the Company’s former President and Chief Executive Officer, Ajit S. Gill, to the successful recruitment and recent appointment of Howard W. Robin as the Company’s President and Chief Executive Officer. Mr. Chess will continue to serve as the Company’s non-executive Chairman of the Board of Directors.

In addition, on February 20, 2007, the independent members of the Board of Directors also amended and restated the Compensation Plan for Non-Employee Directors effective March 1, 2007 to provide for an additional $25,000 annual retainer (paid in equal quarterly installments) for the non-employee director who serves as Chair or Lead Director of the Board of Directors. Mr. Chess will participate in the Compensation Plan for Non-Employee Directors effective March 1, 2007.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Amended and Restated Compensation Plan for Non-Employee Directors

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Nevan C. Elam
Nevan C. Elam
Senior Vice President Corporate Operations and General Counsel

Date:	February 23, 2007

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Amended and Restated Compensation Plan for Non-Employee Directors